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                                                                   EXHIBIT 10.65

Final March 11, 2005

                                    AGREEMENT

      This Agreement is entered into by and between

      - Tobias Wahl, in his capacity solely as insolvency trustee (individually referred to as the "MB QUART TRUSTEE") of MB Quart GmbH, a German limited liability company, ("MB QUART GMBH" and, collectively with the MB Quart Trustee, "MB QUART"),

      - Rockford Corporation, an Arizona corporation (individually referred to as "ROCKFORD US"), and

      - Rockford Europe Vertriebs GmbH, a German limited liability company (individually referred to as "ROCKFORD GMBH" and, together with Rockford US, "ROCKFORD").

      WHEREAS, MB Quart GmbH is the successor, through the purchase of certain assets from Dr. Werner Schreiber in his capacity as insolvency trustee for MB Quart Akustik GmbH ("MB QUART AKUSTIK"), to MB Quart Akustik und Elektronik GmbH (individually referred to as "MB QUART ELEKTRONIK") and MB Quart Akustik (collectively referred to as "MB QUART GERMANY").

      WHEREAS, MB Quart Elektronik adopted and began using the "MB Quart" name and mark in Germany in or around 1975 and expanded its business worldwide until 1998 when it became insolvent. In the early 1980's, MB Quart Elektronik began selling acoustic products in the U.S., Canada, and elsewhere in North, Central and South America (the "Americas") under the name and mark "MB Quart". In 1987, MB Quart Elektronik created a U.S. corporation, M.B. Quart Electronics U.S.A., Inc., a Massachusetts corporation (hereafter "MB QUART USA") to distribute "MB Quart" products in the U.S., Canada and elsewhere in the Americas. MB Quart USA used the "MB Quart" name and mark in the U.S., Canada and elsewhere in the Americas.

      WHEREAS, MB Quart USA registered the "MB Quart" mark (in word and design form) and also registered several related marks in the countries and under the registrations identified on Appendix A (collectively, the "MB QUART REGISTRATIONS").

      WHEREAS, MB Quart Elektronik was placed into an insolvency proceeding in Germany in 1998. In the insolvency proceeding, the assets of MB Quart Elektronik, including its stock in MB Quart USA and the rights in the "MB Quart" name and mark, were sold to MB Quart Akustik.

      WHEREAS, MB Quart Akustik continued to operate the MB Quart Germany business after the purchase of assets from MB Quart Elektronik.

      WHEREAS, in 2001 MB Quart Akustik was placed into insolvency proceedings in Germany and Dr. Werner Schreiber, Blumenstrasse 17 in 69115 Heidelberg, Germany acted as its insolvency trustee.

      WHEREAS, Dr. Schreiber, as insolvency trustee for MB Quart Akustik, sold
(a) the assets of MB Quart Akustik, except for the shares of MB Quart USA, to MB Quart GmbH, and (b) the shares of MB Quart USA to Rockford US. Since 2001 until MB Quart GmbH's insolvency in 2004, Rockford has operated MB Quart GmbH as a 100% owned subsidiary

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Final March 11, 2005

including the creation and maintenance of many of MB Quart GmbH's business and financial records.

      WHEREAS, in 2002, Rockford US caused MB Quart USA to be merged into Rockford US such that Rockford US became the title holder of record of the MB Quart Registrations. Since the merger, Rockford has acted as the sole distributor for MB Quart Products in the Americas. In this agreement, "MB QUART PRODUCTS" means all models of products sold under the MB Quart Marks before the date MB Quart GmbH was placed into receivership, excluding amplifiers and subwoofers in the car audio field.

      WHEREAS, in 2004, MB Quart GmbH was placed into insolvency proceedings in Germany and the MB Quart Trustee was appointed as MB Quart GmbH's insolvency trustee.

      WHEREAS, the "MB Quart" name and mark have been used continuously in the U.S., Canada and elsewhere in the Americas since the early 1980's until the present by MB Quart and its predecessors in interest or by MB Quart USA and Rockford US since Rockford acquired MB Quart GmbH (in each case, either on their own behalf or through their licensees) to identify acoustic products and ancillary clothing, and since the early 1980's retailers and consumers in the U.S., Canada and elsewhere in the Americas have associated the MB Quart Marks with products designed, engineered and manufactured by MB Quart and its predecessors in interest or Rockford US and its predecessors in interest.

      WHEREAS, MB Quart, MB Quart USA or Rockford, and their predecessors in interest, have used the MB Quart name and mark and the MB Quart Registrations, and have also used related names, domain names and marks, whether identified in Appendix A, or not, worldwide (collectively the "MB QUART ANCILLARY MARKS"), to identify their businesses and products designed, engineered and manufactured by or for MB Quart or Rockford, or their predecessors.

      WHEREAS, Rockford and MB Quart have each made monetary claims against the other in connection with the insolvency proceedings and have disputed the appropriate scope and amount of the other's claims.

      WHEREAS, Rockford and MB Quart have asserted, and have disputed the other's rights with respect to certain rights to the MB Quart Marks in the U.S., Canada and elsewhere in the Americas.

      WHEREAS, Rockford has an inventory of products packaged and branded under the "MB Quart" mark that it wishes to sell in the normal course of its business (hereinafter the "ROCKFORD INVENTORY").

      WHEREAS, MB Quart and Rockford want to resolve all their differences and disputes in such a manner as to permit the MB Quart Trustee, to maximize the value of MB Quart, its business and its estate and to sell MB Quart for fair value; and

      WHEREAS, the Parties intend that nothing in this Agreement, in the drafts of this Agreement, or in their negotiations to reach this Agreement are or were intended as an admission by any party that the position, in whole or in part, of the party itself or of any adverse party with respect to their contentions is either correct or incorrect in any respect.

      THEREFORE, MB Quart and Rockford, in full resolution of their disputes, agree as follows:

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Final March 11, 2005

      1. Assignment. Rockford and the MB Quart Trustee agree to appoint an escrow agent in Germany (the "ESCROW AGENT") whose costs shall be borne equally by Rockford and MB Quart to facilitate the transaction contemplated by this agreement. The Escrow Agent shall hold the assets assigned hereunder in trust for the potential future sale to one or more possible Purchaser(s) and dispose of them as set out in Section 4 below. Should German law or any other law require a special form for the assignment then MB Quart, Rockford and the Escrow Agent shall participate in the necessary assignments without undue delay and effective immediately upon the appointment by Rockford and the MB Quart Trustee of the Escrow Agent. Subject to receiving a written confirmation by the Escrow Agent as set out in Appendix H, Rockford hereby transfers and assigns to the Escrow Agent:

            a. All right, title and interest Rockford may have in the "MB Quart" name and mark and the MB Quart Ancillary Marks worldwide, any registrations or applications for registration thereof, including without limitation the MB Quart Registrations, and the goodwill of the business in connection with the "MB Quart" name and mark and the MB Quart Ancillary Marks (collectively the "MB QUART MARKS");

            b. All right, title and interest of whatever nature in every country in the world in copyrights in instructions, manuals, packages, advertisement, marketing materials, websites, and any other original work that relates or refers to any product marketed under the MB Quart Marks (together: the "MARKETING MATERIAL"), except for the Marketing Material held in stock by Rockford relating to the Rockford Inventory. (The copyright rights referred to in this Section will be referred to as the "COPYRIGHTS");

            c. All right, title and interest of whatever nature, including without limitation, patents, patent rights, trade secrets, inventions, industrial designs, and maskworks and the right to apply for patents, industrial designs and maskworks protection, on all acoustic products and components of acoustic products designed, developed, engineered or invented by MB Quart or for MB Quart (together, the "PATENT RIGHTS" and, when excluding the Excluded Patent Rights, the "MB QUART PATENT RIGHTS"), except this transfer does not include, and Rockford retains all rights with respect to (a) Patent Rights developed by Rockford or its agents exclusively for Rockford and (b) patent rights relating to amplifiers and subwoofers in the car audio field (the "EXCLUDED PATENT RIGHTS"). For the avoidance of doubt the parties agree that all the technology used for the production of speakers sold under the label MB Quart at MB Quart's facility in Obrigheim, Germany, or at any other location except Rockford facilities in the US has belonged and will belong to MB Quart and that all the technology for subwoofers and amplifiers for the car audio field has belonged and will belong to Rockford;

            d. Rockford's entire right, title and interest in and to any and all claims and demands it may have, at law or in equity, for past infringement of the MB Quart Marks, the Copyrights, and the MB Quart Patent Rights;

            e. All ownership rights and claims of whatever nature owned by Rockford or any company or person related to Rockford, in any and all shares in MB Quart GmbH owned by Rockford (the "ROCKFORD MB QUART SHARES").

            f. All claims of whatever nature Rockford, and all Rockford affiliates and subsidiaries, hold, by themselves or for any company or person related to them, against MB Quart GmbH excluding all claims arising post insolvency which will among other claims be released according to Section 7 (b) (the "ROCKFORD MB QUART CLAIMS").

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Final March 11, 2005

      2.    Rockford Warranties. Rockford warrants as follows:

            a. To the best of Rockford senior management's knowledge, but without having done any inquiry or investigation (either to others at Rockford or to any third party), no company or person other than Rockford and MB Quart claim any rights in the MB Quart Marks, in the Copyrights, or the Patent Rights and there is no infringement of such rights by any other person.

            b. To the best of Rockford senior management's knowledge, but without having done any inquiry or investigation (either to others at Rockford or to any third party), no company or person, except as set forth in Appendix B claims to hold, have or own a security interest in any assets of MB Quart, or in the Rockford MB Quart Shares, in the MB Quart Marks, in the Copyrights or in the Patent Rights.

            c. Rockford has the right, power and authority to enter into this Agreement and to perform all terms of this Agreement, including without limitation, the sale and assignment of its rights, title and interest, if any, in the Rockford MB Quart Shares, the MB Quart Marks, the Copyrights, and the MB Quart Patent Rights and the Rockford MB Quart Claims.

            d. Rockford has not registered, or filed an application to register, and does not claim an interest, direct or indirect, in any trademark registration or application to register a trademark anywhere in the world for the MB Quart Marks, or any mark confusingly similar thereto, except for the MB Quart Registrations.

            e. Rockford has the right, power and authority to allow MB Quart to use the Singapore Warehouse as described in Section 3(c), and to allow MB Quart to use the Oracle Software as described in Section 3(d).

            f. The Rockford Inventory has a cost (measured by the Rockford US cost and not taking into account any intercompany eliminations) as shown on Appendix C and is of a quality at least as high as comparable acoustic products designed, engineered, manufactured and sold by MB Quart. The approximate amount of each product in the Rockford Inventory is set forth in Appendix C.

      3. Rockford Obligations. Subject to payment of the Rockford Consideration and MB Quart's performance of its obligations under this Agreement, Rockford agrees to do and permit the following:

            a. If any person claims through Rockford any right in the U.S., Canada or elsewhere in the Americas in the MB Quart Marks, any of the Copyrights, or any of the MB Quart Patent Rights, Rockford will assist, at Rockford's expense, MB Quart or the Purchaser(s) of such right from MB Quart to establish their right, title and interest in the intellectual property rights at issue free and clear of any claim of such other person through Rockford, to the extent reasonably requested by MB Quart or the Purchaser(s).

            b. Rockford will, at its own expense, take any and all actions necessary to have all security interests that Rockford caused or permitted to be created as identified in Appendix B released. Rockford will use commercially reasonable efforts to complete the release without undue delay and will use commercially reasonable efforts to provide a confirmation to the Escrow Agent within 30 (thirty) days after the Effective Date from the

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Final March 11, 2005

holder of the security interest that a release will be granted upon payment of the consideration as set out in Section 4 (a) (i) or (ii).

            c. Rockford will permit MB Quart at no cost or expense to MB Quart to use for three (3) months from the Effective Date the Singapore warehouse owned or controlled by Rockford with its location as identified in Appendix D (the "SINGAPORE WAREHOUSE"), to the same extent as MB Quart made use of the Singapore Warehouse prior to the Effective Date. MB Quart will be responsible for all freight costs when Rockford ships MB Quart's products from the Singapore Warehouse and will be responsible for the cost of insurance for MB Quart's products kept at the Singapore warehouse.

            d. Rockford will permit MB Quart at no cost, expense, royalty or license fee, to use for three (3) months from the Effective Date the Oracle software currently used in the MB Quart facility in Obrigheim, Germany, including support and delivery of non-customized reports by Rockford to the extent such support and reports have been provided prior to the Effective Date. Following the initial three (3) month period, until the earlier of (a) six (6) months after the initial three (3) month period or (b) three (3) months after completion of a sale to a Purchaser, MB Quart or the Purchaser(s) shall have the right to continue to use the Oracle Software and obtain comparable support and reports from Rockford to the extent such support and reports have been provided prior to the Effective Date, for a monthly fee of US $ 18,925.34. MB Quart or the Purchaser(s) will pay the amount of US $ 18,925.34 monthly on the 15th day of the month before the month in which services are to be rendered. Rockford may discontinue access to the Oracle software and support if Rockford makes material changes to its own use of the Oracle software, or discontinues its own use of the Oracle software, so that the continued provision of software access and support to MB Quart or the Purchaser(s) is not commercially practical. Rockford hereby confirms that it does not have any current plans to terminate or make such changes to its use of the Oracle software within the next 9 months. Rockford will give MB Quart or the Purchaser(s) written notice of any such discontinuance promptly after it learns that the discontinuance is contemplated or will be necessary.

            e. Rockford will execute all documents necessary or convenient to accomplish its undertakings under this Agreement, including but not limited to transferring all right, title and interest in the MB Quart Marks, the Copyrights and the MB Quart Patent Rights and to file documents of such assignment as appropriate with the relevant authorities, including without limitation with the U.S. Patent and Trademark Office, the Canadian Trade Marks Office and the Panama Minister of Government and Industry. Such documents shall include, without limitation, the "Notice of Release of Security Interest in Trademarks" and two
(2) forms of the "Assignment of Trademark" in Appendix F.

            f. Rockford will provide MB Quart and/or one or more Purchaser(s) under the German insolvency proceeding, access to and, at MB Quart's cost, copies of records kept and maintained by Rockford relating to the financial records of MB Quart and the records of sale, warranty and repair of MB Quart products.

            g. Rockford will reasonably cooperate and will not knowingly interfere with the sale of MB Quart GmbH or any of its assets to a third person and will cooperate in the administration of the MB Quart insolvency proceeding in Germany. Nothing in this paragraph will restrict Rockford's right to cooperate in good faith and with the intent to facilitate the sale of MB Quart GmbH's business by the MB Quart Trustee with one or more potential Purchaser(s) who request Rockford's assistance with respect to their proposals to the MB Quart Trustee.

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Final March 11, 2005

            h. For the avoidance of doubt, as part of the resolution of disputes, Rockford US and/or Rockford GmbH each will and hereby do release all claims against MB Quart for the use of the Oracle Software and the Singapore Warehouse, and all other services Rockford provided to MB Quart after September 22, 2004, except for services provided after the Effective Date, as described in Sections 3(c) and 3(d) above, and will not file any future claims against MB Quart in the German insolvency proceeding or the Ancillary Proceeding for such services, except for services provided after the Effective Date as described in Sections 3(c) and 3(d) above.

            i. Rockford, within ninety (90) days after the Effective Date, will deliver to MB Quart, at no cost or expense to MB Quart, all Marketing Material (excluding Marketing Material relating to the Rockford Inventory) to a place to be designated by MB Quart, FCA Rockford's facility (as such terms are defined in INCOTERMS 2000).

            j. Rockford will cooperate with MB Quart, at no cost or expense to MB Quart, to provide information or other reasonable assistance needed to allow MB Quart to respond to any inquiries or assessments by the German tax authorities.

            k. Rockford will transfer, to the extent permitted by applicable law and agreements and at MB Quart's discretion, Rockford's agreements to have MB Quart Products bought, stocked, distributed, sold, and any other agreements related to MB Quart Products, in the U.S., Canada or elsewhere in the world. Transfers will be effective only if the other party to such agreements agrees to release Rockford from any obligations relating to such agreements after the effective date of the transfer. Transfers will exclude any agreements that relate both to MB Quart Products and to products sold under other Rockford brands, since Rockford shall have the right to continue using such agreements for its other brands. Rockford will deliver to MB Quart a complete list, and one
(1) copy of each agreement that is eligible for transfer to MB Quart and will use commercially reasonable efforts to provide this list within thirty (30) days after the Effective Date. Rockford will also provide within thirty (30) days after the Effective Date to MB Quart a list of the contracts not eligible for transfer. This list will also identify the other party and, to the extent known to Rockford, will identify the nature and amount of MB Quart Products sold or delivered by or to the other party during the calendar years 2004 and 2005. MB Quart or the Purchaser(s) shall have the right to enter into agreements with all other parties, regardless if the contracts are eligible for transfer or not, provided that MB Quart and the Purchaser(s) must agree not to interfere with, or seek to have the third party terminate its contracts relating to, the sale of other Rockford products to such third parties.

            l. Rockford agrees that MB Quart owns the specifications, tools, dies, and any other materials ("Materials") related to and for MB Quart Products ("MB QUART MATERIALS") that have been provided to any and all manufacturers of MB Quart Products in any and all countries, excluding Materials whose amortization is built into the piece part cost of the parts supplied by the manufacturers and which belong to the manufacturer. To the extent Rockford or a third party on behalf of Rockford holds any of the MB Quart Materials, and if MB Quart does not direct that the third party should continue to hold the MB Quart Materials, then Rockford will make commercially reasonable efforts to deliver, or have third parties holding the MB Quart Materials deliver, within ninety (90) days after the Effective Date, all copies and units of such MB Quart Materials, to a place to be designated by MB Quart, FCA Rockford's facility (as such terms are defined in INCOTERMS 2000). Rockford will have no obligation with respect to MB Quart Materials held by MB Quart or held by a third party directly for MB Quart.

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Final March 11, 2005

            m. Rockford agrees that any license, express or implied, for it to use the MB Quart Marks, any of the Copyrights, and any of the MB Quart Patent Rights will hereby expire and no longer be of any effect as of the Effective Date, except for the provisions set out in Section 6 below.

            n. Rockford agrees that its rights, if any, to act as a distributor, sales representative or franchisee of MB Quart in the U.S., Canada or anywhere else in the world will hereby expire and no longer be of any effect as of the Effective Date, except for the provisions set out in Section 6 below.

            o. Rockford will pay to MB Quart (euro) 52,110.27 payable only upon Rockford's receipt from the Escrow Agent of a payment for a completed transaction under 4(a)(i) or 4(a)(ii), for goods delivered by MB Quart GmbH prior to its insolvency.

            p. Rockford US and Rockford GmbH shall be jointly and severally liable for all Rockford obligations in this Agreement.

      4.    Consideration.

            a. The MB Quart trustee will in his discretion and with the intent to maximize the proceeds dispose of the business of MB Quart GmbH by (i) an asset deal going concern, (ii) a share deal after MB Quart GmbH reorganizes through an insolvency plan under German law or (iii) a liquidation of MB Quart GmbH's business if a going concern sale is not possible. The consideration for Rockford's actions (the "ROCKFORD CONSIDERATION") described herein depends on how the MB Quart trustee disposes of the business of MB Quart GmbH.

                  i.    Asset Deal

                        Following and depending on the purchase by one or more third parties (the "PURCHASER(S)") of all MB Quart GmbH's assets or of substantially all of MB Quart GmbH's assets including the assets assigned under Section 1 (a) to (d) above as a going concern the purchase price for such assets shall be paid to an escrow account held by the Escrow Agent (the "ESCROW AMOUNT"). Rockford and the MB Quart Trustee hereby irrevocably instruct the Escrow Agent to deal with the Escrow Amount and the other assets he holds in trust as follows:

                        1. The greater of euro 1,500,000.00 or the amount allocated to Rockford by an investment banker based on the relative value attributed to the purchase price paid by the Purchaser(s) for the following assets (1) the MB Quart Marks, but limited to the Americas and limited to those named in Appendix A compared to (2) all other MB Quart GmbH's assets acquired by the Purchaser(s) shall be paid to Rockford US as soon as the security interests are released according to Section 3 (b) above. The remainder of the purchase price shall be paid to the MB Quart Trustee or to any person named by the MB Quart Trustee. In order to make this allocation, the parties will jointly appoint an investment banker, whose fees and costs will be borne equally by the parties. The investment banker will be directed to evaluate the relative portion of the purchase price paid by the

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Final March 11, 2005

                              Purchaser(s) that is attributable to (1) ) the MB Quart Marks, but limited to the Americas and limited to those named in Appendix A compared to
                              (2) all other MB Quart GmbH's assets acquired by the Purchaser(s). Should the MB Quart Trustee notify the Escrow Agent and Rockford US in writing that he does not wish to hire an investment banker to do the allocation, then the Rockford Consideration shall be euro 2,000,000.00. In this case the Escrow Agent shall act accordingly and pay from the Escrow Amount euro 2,000,000.00 to Rockford US once the security interests have been released as set out in clause 3 (b) above. The remainder of the purchase price shall be paid to the MB Quart Trustee or to any person named by the MB Quart Trustee, who shall use or distribute the remainder of the purchase price in accordance with the requirements of German insolvency law, including requirements relating to the priority for payment of insolvency expenses and making of distributions to creditors and shareholders of MB Quart GmbH.

                        2. The Rockford MB Quart Shares and the Rockford MB Quart Claims shall be reassigned to Rockford. Rockford is free to pursue the Rockford MB Quart Claims in the insolvency proceeding of MB Quart GmbH.

                        3. The Escrow Agent shall transfer all assets assigned to him under Section 1 (a), (b), (c) and
                              (d) to the Purchaser(s) or any other person nominated by the MB Quart Trustee if such transfer is made after the Escrow Amount has been received by the Escrow Agent or under the condition that the Escrow Amount is paid according to Section 4
                              (a) (i) (1).

                  ii.   Share Deal

                        Following and depending on the signing of a notarized purchase contract, which may include a provision according to which the payment of the purchase price is contingent upon the release of the security interests according to Section 3 (b), by the Purchaser(s) for the Rockford MB Quart Shares and/or the other assets assigned to the Escrow Agent according to Section 1 (a) through (f) of this Agreement for a purchase price of at least euro 2,000,000.00 Rockford and the MB Quart Trustee hereby irrevocably instruct the Escrow Agent to deal with the assets he holds in trust as follows:

                                    All Assets assigned to the Escrow Agent
                                    under Section 1 (a) through (f) above shall be assigned to the Purchaser(s) or any other person nominated by MB Quart Trustee if such transfer is made after the Purchase price for the MB Quart Shares and the other assets assigned to the Escrow Agent according to
                                    Section 4 (a) (ii) of this Agreement has been paid to Rockford US or

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Final March 11, 2005

                                    if the assignment is made under the
                                    condition that the purchase price is paid to Rockford US.

                        In the event of a sale of the shares of MB Quart GmbH under this Section 4(a)(ii), at a purchase price in excess of (euro) 2,000,000.00 the MB Quart Trustee shall pay the entire purchase price to Rockford.

                  iii.  Liquidation

                        If the MB Quart Trustee notifies the Escrow Agent and Rockford US in writing that the business of MB Quart GmbH can not be sold on a going concern basis Rockford US and the MB Quart Trustee hereby irrevocably instruct the Escrow Agent as follows:

                                    All Assets assigned to the Escrow Agent
                                    under Section 1 (a) through (f) of this
                                    Agreement shall be reassigned by the Escrow
                                    Agent to Rockford US

                        In this event Rockford and MB Quart will jointly sell the MB Quart Marks worldwide, including MB Quart's rights in the rest of the world and in the Americas (if any) and Rockford's rights in the rest of the world (if any) and the Americas. The purchase price shall be shared between Rockford and MB Quart, with Rockford to receive 40 % of the total purchase price and MB Quart to receive 60 % of the total purchase price. If Rockford and MB Quart receive a final and binding offer for the MB Quart Marks worldwide which both are willing to accept, Rockford US has the right to buy the rights of MB Quart for a purchase price equal to 60 % of the purchase price proposed in the offer. Upon such a purchase Rockford will own all rights and interest in the MB Quart Marks worldwide and MB Quart will not contest such ownership and rights.

            b. Following the Effective Date, each party will reasonably cooperate with the other parties in all matters relating to any continuing obligations under this Agreement, including without limitation, execution and delivery of all documents necessary or convenient to finalize the transfers described in Section 1, to the extents such documents are consistent with the terms of this Agreement.

            c. This Agreement, and the payment to Rockford of the Rockford Consideration paid pursuant to this Agreement, can be subject to approval by the United States Bankruptcy Court for the District of Arizona (the "BANKRUPTCY COURT") filed for by the MB Quart Trustee under Bankruptcy Codes Section.304, 11 U.S.C. Section.304 if a Purchaser(s) requests, after MB Quart and Purchaser have signed and delivered a definitive agreement for a transaction satisfying the requirements of Section 4(a)(i) or 4(a)(ii), the initiation of such a proceeding by the MB Quart Trustee. In this case such approval of the Bankruptcy Court will be sought and obtained pursuant to a motion filed by MB Quart in an ancillary proceeding before the Bankruptcy Court that the MB Quart Trustee will commence as the German insolvency trustee and foreign representative of MB Quart GmbH and the MB Quart Trustee, under Bankruptcy Code Section.304, 11 U.S.C. Section.304 (the "ANCILLARY CASE"). Rockford and Rockford GmbH will make appropriate filings in support of the motion. All such parties to the motion and all parties supporting the motion will support the filing of the Ancillary Case by the MB Quart Trustee and will stipulate to the Bankruptcy Court's entry of an order

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Final March 11, 2005

approving this Agreement in its entirety and making all of the following specific adjudications:

                  i. This Agreement resolves bona fide disputes among MB Quart GmbH, the MB Quart Trustee, Rockford US and Rockford GmbH.

                  ii. MB Quart (or any third party beneficiaries thereof nominated by the MB Quart Trustee as described in
                        Section 10) is and will be the sole, exclusive, and undisputed owner of all interests of Rockford, including without limitation Rockford US and Rockford GmbH, purchased by MB Quart or Purchaser(s) pursuant to this Agreement.

                  iii. In light of, but not limited to, the existence of the bona fide disputes resolved by this Agreement, all amounts paid by MB Quart or the Purchaser(s) to Rockford or the Escrow Agent pursuant to this Agreement constitute both fair consideration and reasonably equivalent value to Rockford (including both Rockford US and Rockford GmbH individually and Rockford collectively) for all transactions provided in this Agreement and everything required and done to implement those transactions, including, but not limited to, all provisions of Sections 1, 2 and 3 of this Agreement, and further including, but not limited to, the sale, transfer and assignment by Rockford US or Rockford GmbH (and collectively Rockford) of all interests of any kind, and the continuing obligations of Rockford US or Rockford GmbH (and collectively Rockford), as provided in Sections 1, 2 and 3 of this Agreement (including Rockford's future obligations to designated Purchaser(s) of MB Quart as provided in Section 10 of this Agreement). Further, neither this Agreement in its entirety nor any transaction provided in this Agreement is intended to hinder, delay, or defraud any creditor of Rockford US, Rockford GmbH or MB Quart GmbH. This Agreement, as well as every transaction provided in this Agreement, also provides the simultaneous payment of new value to Rockford US and Rockford GmbH in consideration for all interests assigned by Rockford, all shares transferred by Rockford US or Rockford GmbH, and all loans, debts and other claims against MB Quart GmbH or the MB Quart Trustee assigned or released under this Agreement. Accordingly, neither this Agreement nor any transaction provided in this Agreement is avoidable under any provisions of the bankruptcy laws of the United States or any applicable state laws (such state laws being those of the State of Arizona). Based on the parties' stipulation hereby made in this Agreement, the Bankruptcy Court also may note and adjudicate the parties' stipulation that neither this Agreement nor any transaction provided in this Agreement is avoidable in Germany under the insolvency laws of Germany.

      5. MB Quart Warranties. MB Quart warrants it has the right, power and authority to enter into and perform this Agreement, subject only to the approval of the creditor's committee in the pending German insolvency proceeding.

      6. Transition. MB Quart agrees that until June 30, 2005 Rockford may continue to sell in the U.S. and Canada its existing stock of Rockford Inventory in the normal course of its business. Rockford also has the right, for an indefinite period, to sell in the U.S. and Canada

Final March 11, 2005

its existing stock of MB Quart branded subwoofers and amplifiers (including as existing stock finished goods built from existing raw materials inventory and finished goods subject to binding purchase commitments as of the date of this Agreement). Rockford will offer to MB Quart (or the Purchaser(s) if a transaction is completed) all Rockford Inventory still in Rockford's inventory as of July 1, 2005, at a price to be agreed to by Rockford and MB Quart (or the Purchaser(s) as the case may be). If MB Quart (or the Purchaser(s) as the case may be) does not agree to purchase the Rockford Inventory, then Rockford will have the continuing right to sell the Rockford Inventory in the US and Canada in the ordinary course of business. Rockford agrees that after Effective Date MB Quart (or the Purchaser(s) if a transaction is completed) may sell its product in the US, Canada and Panama, elsewhere in the Americas and throughout the world under the MB Quart Marks, except until June 30, 2005 it may not sell in the US or Canada those products which are still in the Rockford Inventory on or before June 30, 2005 unless MB Quart or the Purchaser(s) (a) sell at a price at least equal to the prices at which Rockford is generally offering the Rockford Inventory (taking into account shipping and other costs) and (b) advise Rockford of such sale in which case Rockford has the right to make the delivery on its own account. Rockford has the right to offer the Rockford Inventory at the prices and on the terms it deems necessary in order to sell the inventory, but will use reasonable good faith efforts to make such sales on terms that do not unreasonably affect the market and general pricing of MB Quart products in the United States and Canada. The parties acknowledge that further details of the transition which might lead to a continuation of Rockford's role as a distributor of MB Quart Products in the US and Canada may be negotiated. If there is a sale of the MB Quart marks worldwide to Rockford under Section 4(a)(iii), then MB Quart will cease selling products using the MB Quart Marks and will cooperate to transition to Rockford the worldwide distribution under the MB Quart Marks.

      7.    Releases. Except for the obligations established in this Agreement:

            a. In consideration of the terms, conditions, and mutual releases contained in this Agreement, MB Quart GmbH and the MB Quart Trustee each fully and finally release and forever discharge Rockford US and Rockford GmbH individually, and their predecessors, successors, parent, and sister companies (excluding MB Quart GmbH), and each of their directors, officers, employees and agents, assigns and attorneys from any and all liabilities, claims, demands, causes of action and suits that MB Quart GmbH and the MB Quart Trustee each have or may have of whatever kind and nature, known or unknown, presently existing or arising in the future, including, but not limited to, those arising out of or in any way related to or directly or indirectly arising from or out of the MB Quart GmbH insolvency in Germany. MB Quart GmbH and the MB Quart Trustee each hereby waive the benefits of any provisions of the law of Arizona, the law of any other state of the United States, and the law of Germany which provides that a general release does not extend to claims which the party does not know or expect to exist in its favor at the time of executing the release, which if known to the releasing party may have materially affected the settlement. It is the intention of MB Quart GmbH and the MB Quart Trustee to each forever discharge and release known and unknown, present and future claims within the scope of the releases set forth herein.

            b. In consideration of the terms, conditions, and mutual releases contained in this Agreement, Rockford, including without limitation, Rockford US and Rockford GmbH, each fully and finally release and forever discharge MB Quart GmbH and the MB Quart Trustee, and their predecessors and successors, agents, assigns and attorneys from any and all remaining liabilities, claims, demands, causes of action and suits that Rockford has or may have of whatever kind and nature, known or unknown, presently existing or arising in the future, including, but not limited to, those arising out of or in any way related to or directly or

Final March 11, 2005

indirectly arising from or out of the MB Quart GmbH insolvency in Germany, excluding only the claims assigned under Section 1(f). Rockford hereby waives the benefits of any provisions of the law of Arizona, the law of any other state of the United States, and the law of Germany which provides that a general release does not extend to claims which the party does not know or expect to exist in its favor at the time of executing the release, which if known to the releasing party may have materially affected the settlement. It is the intention of Rockford to forever discharge and release any remaining known and unknown, present and future claims within the scope of the releases set forth herein.

            c. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT A PORTION OF THE CONSIDERATION BEING GIVEN UNDER THIS AGREEMENT IS IN CONSIDERATION FOR THE RELEASE OF CLAIMS THE NATURE, EXTENT AND AMOUNT OF WHICH ARE NOT, AND DESPITE REASONABLE DILIGENCE COULD NOT NOW BE, KNOWN ("UNKNOWN CLAIMS") AND THAT, ANY PRINCIPAL OR RULE OF LAW TO THE CONTRARY, THE INTENT AND AGREEMENT OF THE PARTIES IS THAT ANY AND ALL UNKNOWN CLAIMS ARE AND SHALL BE RELEASED BY VIRTUE OF THE FOREGOING PROVISIONS OF THIS AGREEMENT.

      8. Indemnities. Rockford shall indemnify, defend, and hold harmless MB Quart, and their affiliates and their respective directors, officers, employees and agents, any successor or permitted assignee, and one or more Purchasers under the German insolvency proceeding ("MB QUART INDEMNITEES"), from and against any and all liabilities, damages, losses, claims, costs and expenses (including reasonable attorneys' and professional fees and expenses, and other expenses of litigation and arbitration) resulting from any claim or claims, suit or proceeding brought by a third party against an MB Quart Indemnitee, arising from or occurring, as a result of activities performed by Rockford and its affiliates and agents (other than MB Quart and MB Quart's predecessors, successors, and agents) in connection with the design, manufacture, marketing, use or sale of any products sold by Rockford under the MB Quart Marks prior to the Effective Date and during the period Rockford is selling the Rockford Inventory as described in Section 6. Any MB Quart Indemnitee that intends to claim indemnification under this Section shall promptly notify Rockford in writing of any loss, claim, damage, liability or action in respect of which the MB Quart Indemnitee intends to claim such indemnification.

      9. Governing Law and Venue. The terms of this Agreement will be governed by, and construed and enforced in accordance with the laws of the United States of America and, to the extent not inconsistent therewith, the internal laws of the State of Arizona (without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction). In the event that a dispute arises under this Agreement, unless the parties agree in writing to arbitration, the dispute will be heard in the United States District Court for the District of Arizona (or the United States Bankruptcy Court for the District of Arizona in accordance with 28 U.S.C. Section. 157(a) with respect to the Ancillary Case and any matter arising in or related to the Ancillary Case). If any such federal court of the District of Arizona lacks subject matter jurisdiction, the dispute will be heard in the Superior Court for Maricopa County, Arizona, and all of the parties hereto hereby irrevocably submit themselves to the jurisdiction and venue of said Courts.

      10. Third Party Beneficiary. Any Purchaser(s) of MB Quart assets or shares, as described in Section 4(a) above, shall be considered a third party beneficiary under this Agreement; provided, however, such third party beneficiaries may accept the benefits of this Agreement only if they expressly join in the provisions regarding venue in Section 9.

Final March 11, 2005

      11. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, and their respective parent companies, subsidiaries, successors, and assigns. Except as otherwise provided in this Agreement, neither party may assign any right, duty or obligation under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, and any attempted assignment without such consent shall be voidable by the other party.

      12. Waiver and Modification. Any waiver by any party of a breach of any provision or condition of this Agreement will not be considered to be a waiver of any subsequent breach of the same or any other provision or condition hereof. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties.

      13. Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provisions to other persons or circumstances will be interpreted so as to give best effect to the intent of the parties. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the unenforceable provision.

      14. Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which will be an original as against any party whose signature appears thereon and all of which together will constitute one and the same instrument.

      15. Notice. Any notice provided for or permitted under this Agreement will be treated as having being given when (a) delivered personally, (b) sent by confirmed facsimile or telecopy, or (c) sent by commercial courier with written verification of receipt to the party to be notified, at the addresses set forth in Appendix G (or at any other address of which the parties have been notified in writing and in accordance with this Section).

      16. Entire Agreement. This Agreement (together with its Appendixes) and the document and instruments referred to herein constitute the entire understanding among the parties with respect to the subject matter herein and supercede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      17. Headings. The captions of Sections in this Agreement are inserted only as a matter of convenience and in no way define, limit, affect, extend or describe the scope of this Agreement or the intent of any provisions hereof.

      18. Liquidation of MB Quart. If the MB Quart Trustee gives a written announcement to Rockford US and the Escrow Agent according to Section 4 (a)
(iii) to the effect that he will not be able to sell the business of MB Quart GmbH on a going concern basis the parties shall have no further obligations under this Agreement, except that the parties agree to cooperate in good faith in reasonable efforts to sell the MB Quart Marks and associated goodwill worldwide with the intent to maximize the proceeds from such a sale. Nothing in this Section is meant to release the Escrow Agent from his obligations under this Agreement.

      19. Confidentiality. Each party acknowledges that it may have access to various items of proprietary and confidential information of the other in the course of completing some of the transactions contemplated by this Agreement. Each party agrees that any such confidential

Final March 11, 2005

information received from the other party shall be kept confidential and shall not be used for any purpose other than to facilitate the arrangement of financing for and the consummation of the transactions contemplated in this Agreement including the transactions described in Section 4 (a) (i) and (ii). MB Quart may disclose to prospective Purchaser(s), prospective participants in commercial agreements with MB Quart for distribution of its products, and to others with a commercial interest related to MB Quart that it has reached an agreement with Rockford according to which MB Quart is in a position to resume selling its product in the US under the mark MB Quart and according to which the MB Quart Trustee is in a position to negotiate the sale of the MB Quart Marks. MB Quart may disclose the terms of this Agreement (a) to prospective Purchasers provided that MB Quart secures the agreement of the persons to whom MB Quart discloses the information to maintain it in confidence on terms consistent with those set forth in this Agreement, (b) in filings or other proceedings required under applicable German insolvency law including for the avoidance of doubt the meetings of the creditors committee and the creditors meeting in the insolvency proceedings of MB Quart GmbH, or (c) as agreed by Rockford. Confidential information shall include any business or other information which is delivered by one party to the other, unless such information (i) is already public knowledge or (ii) becomes public knowledge through no fault, action or inaction of the receiving party, or (iii) was known by the receiving party, or any of its directors, officers, employees, representatives, agents or advisors prior to the disclosure of such information by the disclosing party to the receiving party. The parties agree to jointly address dealers, distributors and sales representatives, and others who have a business relationship to the parties, promptly after the Effective Date, and inform the addressees that the parties have reached an agreement and about their expected cooperation with respect to the MB Quart Marks. Until signing of a definitive agreement with Purchaser(s) for a transaction meeting the requirements of Section 4 (a) (i) or (ii) or reassignment of the assets to Rockford US under the requirements of Section 4
(a) (iii), no party hereto, nor its respective officers, directors, employees, accountants, attorneys, or agents shall intentionally disclose the existence or nature of, or any of the terms and conditions relating to, the transaction referred to herein, to any third person; provided, however, that such information may be disclosed (i) with the consent of the other parties or as expressly permitted in this Agreement, (ii) in Securities Filings that any party files based on advice of counsel that such filing is required by applicable SEC rules, (iii) to the advisors of each party hereto, or (iv) pursuant to court order or subpoena.

Final March 11, 2005

      IN WITNESS WHEREOF, the parties, intending to be bound, have by their duly authorized representatives executed this Agreement as of the dates written below.

    Tobias Wahl, in his capacity solely as
  insolvency trustee of MB Quart GmbH

            ("MB QUART TRUSTEE")

By: /s/ Tobias Wahl
    ----------------------------

Name:  Tobias Wahl

Date: March 11, 2005

Title: Insolvency Trustee of MB Quart GmbH

          Rockford Corporation                   Rockford Europe Vertriebs GmbH

            ("ROCKFORD US")                           ("ROCKFORD GMBH")

By: /s/ W. Gary Suttle                        By: /s/ W. Gary Suttle
    ----------------------------                  --------------------
Name: W. Gary Suttle                          Name: W. Gary Suttle

Title: President & CEO                        Title: Managing Director

Date: March 11, 2005                          Date: March 11, 2005

Final March 11, 2005

                                   APPENDIX A

                          MB QUART AND ANCILLARY MARKS

        MARK                          GOODS/SERVICES                      LOCATION OF REGISTRATION
---------------------      ------------------------------------      ----------------------------------
MB QUART (word and         Electrical apparatus, namely              U.S. Registration No. 1,905,485 &
design marks)              loudspeakers, midrange drivers,           1,905,486
                           coaxial speakers, headphones,
                           in-wall speakers, indoor/outdoor
                           speakers, marine speakers, tweeters,
                           woofers, subwoofers, midrange
                           drivers, and crossovers.

MB QUART (design plus      Clothing, namely T-shirts, polo           U.S. Registration No. 1,907,458
words)                     shirts, jackets, hats, athletic
                           wear, namely sweat shirts and sweat
                           pants

MB QUART                   Electrical apparatus, namely              Canadian Registration No. TMA 467266
                           component systems, loudspeakers,
                           midrange drivers, coaxial
                           components, headphones, in-wall
                           speakers, indoor/outdoor speakers,
                           marine speakers, soundsets,
                           tweeters, woofers, subwoofers,
                           midrange drivers, crossovers and
                           accessories for installation.

BALCONY                    Electronic products, specifically         U.S. Registration No. 1,996,649
                           audio speakers

MUSICOMP                   Electronic products, specifically         U.S. Registration No. 2,041,266
                           audio speakers

VERA                       Loudspeakers for home theater             U.S. Registration No. 2,809,456
                           systems.

www.mbquart.com

Final March 11, 2005

                                   APPENDIX B

                               SECURITY INTERESTS

Assets of MB Quart: Security Interest granted in all assets of Rockford Corporation and its subsidiaries granted to Congress Financial Corporation (Western), as Agent, pursuant to the Loan and Security Agreement dated as of March 29, 2004.

"MB Quart" name and mark: Security Interest in all Intellectual Property of Rockford Corporation and its subsidiaries granted to Congress Financial Corporation (Western), as Agent pursuant to the Loan and Security Agreement dated as of March 29, 2004.

MB Quart Ancillary Marks: Security Interest in all Intellectual Property of Rockford Corporation and its subsidiaries granted to Congress Financial Corporation (Western), as Agent pursuant to the Loan and Security Agreement dated as of March 29, 2004.

Copyrights: Security Interest in all Intellectual Property of Rockford Corporation and its subsidiaries granted to Congress Financial Corporation (Western), as Agent, pursuant to the Loan and Security Agreement dated as of March 29, 2004.

MB Quart Patent Rights: Security Interest in all Intellectual Property of Rockford Corporation and its subsidiaries granted to Congress Financial Corporation (Western), as Agent, pursuant to the Loan and Security Agreement dated as of March 29, 2004.

Final March 11, 2005

                                   APPENDIX C

                 ROCKFORD PRODUCT INVENTORY AND WHOLESALE VALUE

                             See attached Exhibit A

Final March 11, 2005

                                   APPENDIX D

                         LOCATION OF SINGAPORE WAREHOUSE

Rockford Singapore
102E Pasir Panjang Road
#07-06 Citilink Warehouse Complex
Singapore 118529

Final March 11, 2005

                                   APPENDIX E

                             [INTENTIONALLY OMITTED]

Final March 11, 2005

                                   APPENDIX F

                           TRADEMARK ASSIGNMENT FORMS

[From MB Quart]

-     Form of "Notice of Release of Security Interest in Trademarks" attached.

-     Form of U.S. "Assignment of Trademarks" attached.

-     Form of Canada "Assignment of Trademark" attached.

-     Form of Panama "Assignment of Trademark" attached.

Final March 11, 2005

                                   APPENDIX G

                              ADDRESSES FOR NOTICE

Rockford Corporation
600 South Rockford Drive
Tempe, Arizona 85281
Attn: Gary Suttle, President

Steptoe & Johnson LLP
201 E. Washington Street, Suite 1600
Phoenix, Arizona 85004
Attn: Kevin L. Olson

Rockford Europe Vertriebs GmbH
An Der Autobahn 26, 28876 Oyten
Germany
Attn: Chris Pervin, Managing Director

MB Quart GmbH
Neckarstrasse 20
74847 Obrigheim
Germany

Tobias Wahl
Rechtsanwalt
Wellensiek Grub & Partner
Blumenstrasse 17
69115 Heidelberg
Germany

Quarles & Brady Streich Lange LLP
One Renaissance Square
Two North Central Avenue
Phoenix, Arizona 85004
Attn: Chuck Jirauch

Final March 11, 2005

                                   APPENDIX H

                        ACCEPTANCE BY ESCROW AGENT

      I,_______________________________, have taken note of the agreement (the
"AGREEMENT") between Rockford Corporation ("ROCKFORD US") and Rockford Europe Vertriebs GmbH ("ROCKFORD GMBH") and Tobias Wahl in his capacity as insolvency administrator for MB Quart GmbH (the "MB QUART TRUSTEE") a copy of which is attached hereto.

      I hereby confirm that I will act as Escrow Agent pursuant to the Agreement and that I will fulfill the instructions by Rockford US and the MB Quart Trustee contained in the Agreement.